EXHIBIT 2.1 - AGREEMENT OF MERGER

AGREEMENT OF MERGER
OF INFO-HOLD, INC., A DELAWARE CORPORATION,
AND INFO-HOLD, INC., AN OHIO CORPORATION

This Agreement of Merger is adopted by Info-Hold, Inc., a business corporation organized under the laws of the State of Ohio, by resolution of its Board of Directors on July 28, 2005, and is adopted by Info-Hold, Inc., a business corporation organized under the laws of the State of Delaware, by resolution of its Board of Directors on July 28, 2005. The names of the corporations planning to merge are Info-Hold, Inc., a business corporation organized under the laws of the State of Ohio and Info-Hold, Inc., a business corporation organized under the laws of the State of Delaware. The name of the surviving corporation is Info-Hold, Inc., a Delaware corporation.

1.  Info-Hold, Inc., an Ohio corporation, and Info-Hold, Inc., a Delaware corporation, shall pursuant to the provisions of the Ohio Corporations Act and pursuant to the provisions of the Delaware General Corporation Law, be merged into a single corporation, to wit, Info-Hold, Inc., a Delaware corporation, which shall be the surviving corporation at the effective time of the filing of this Agreement of Merger with the State of Delaware. Info-Hold, Inc., a Delaware corporation may sometimes be referred to as the "Surviving Corporation" and shall continue to exist in accordance with the provisions of the laws of the jurisdiction of its organization. The separate existence of info-Hold, Inc., an Ohio corporation, which is hereinafter referred to as the "Non-Surviving Corporation" shall cease at the effective time and date of the merger in accordance with the provisions of Chapters 1701 and 1704 of the Ohio Revised Code.

2.  The present Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of said Surviving Corporation and said Articles of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the laws of the jurisdiction of organization of the Surviving Corporation.

3.  The present Bylaws of the Surviving Corporation will be the bylaws of said Surviving Corporation and will continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the laws of the jurisdiction of organization of the Surviving Corporation.

4.  The directors and officers of the Surviving Corporation, which are the same as the directors and officers of the Non-Surviving Corporation, at the effective time and date of the merger shall be the members of the first Board of Directors and the first officers of the Surviving Corporation, all of whom shall hold their respective offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the Surviving Corporation.

5.  Each issued share of the Non-Surviving Corporation immediately before the effective time and date of the merger shall be converted into 500,000 shares of the same class of stock of the Surviving Corporation. Fractional shares shall be issued pro rats basis. For example, .25 shares of the Non-Surviving Corporation shall become 125,000 shares of the Surviving Corporation (500,000 x .25 = 125,000). The issued shares of the Surviving Corporation shall not be converted or exchanged in any manner, but each said share which is issued at the effective time and date of the merger shall continue to represent one issued share of the Surviving Corporation.

6.      The Agreement of Merger herein made and approved shall be submitted to the shareholders of the Surviving and Non-Surviving Corporation for approval as required by the laws of the State of Ohio and the laws of the State of Delaware.

7.  In the event that the Agreement of Merger shall have been approved by the shareholders entitled to vote of the Non-Surviving Corporation and by the shareholders entitled to vote of the Surviving Corporation in the manner prescribed by the laws of the State of Ohio and the laws of the State of Delaware, the Non-Surviving Corporation and the Surviving Corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Ohio and the laws of the State of Delaware and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

8.   The Board of Directors and the proper officers of the Non-Surviving Corporation and the Board of Directors and the proper officers of the Surviving Corporation respectively, are hereby authorized, empowered, and directed to do any and all acts and things and to make, execute, deliver, file and/or record any and all instruments, papers and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement of Merger or of the merger herein provided for.

INFO-HOLD, INC., an Ohio corporation

By: s/s Joey Hazenfield, its President [Executed July 28, 2005]

INFO-HOLD, INC., a Delaware corporation

By: s/s Joey Hazenfield, its President [Executed July 28, 2005]